Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-206335 on Form S-8 of our report dated February 24, 2017, with respect to the consolidated financial statements of vTv Therapeutics Inc. included in this Annual Report on Form 10-K of vTv Therapeutics Inc. for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Raleigh, North Carolina

February 24, 2017